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                                                                    Exhibit 10.2

                              [On Ixia Letterhead]

                                  July 29, 2003

Alan Amrod
517 Rustic Hills Drive
Simi Valley, CA 93065

Dear Alan,

            On behalf of Ixia ("Ixia" or the "Company"), I am pleased to offer you employment (subject to approval by the Board of Directors) as Vice President, Marketing on the terms and conditions set forth in this letter. As Vice President, Marketing, you will report directly to Errol Ginsberg, President and Chief Executive Officer of the Company. Your start date will be on or before August 12, 2003.

            You agree to perform such duties and responsibilities as are assigned or delegated to you from time to time. You agree to devote your full-time attention and best efforts to the performance and discharge of such duties and responsibilities and to perform and discharge such duties and responsibilities faithfully, diligently and to the best of your abilities.

            Your starting annual base salary will be $200,000 payable in accordance with Ixia's payroll policies as in effect from time to time. You will be eligible to participate in the Company bonus plan based on 50% of your annual salary prorated from your date of employment and in accordance with Ixia's Bonus Plan as approved by the Board of Directors.

            As part of your compensation package, I will recommend that the Company's Compensation Committee grants you, within thirty days following the commencement of your employment with the Company, a stock option (incentive stock options to the maximum extent permitted under law, with the balance being nonstatutory (stock options) under the Company's stock option plan (the "Plan"), to purchase 200,000 shares of Ixia Common Stock at an exercise price equal to the closing sales price of Ixia's Common Stock on the date of the option grant (the "Option"). Your Option will vest and become exercisable with respect to 50,000 shares after completion of one year of employment with the Company following the date of the Option grant, and the remaining 150,000 shares subject to your Option will vest and become exercisable, cumulatively, in 12 equal quarterly installments commencing on the last day of the first full calendar quarter following the one-year anniversary of the date of the Option grant, as long as you remain an employee of the Company.

            In addition, your Option will be subject to the terms and provisions of the Plan and the Stock Option Agreement evidencing the grant of your Option. Your Option will expire, to the extent previously unexercised, upon the earlier of four years from the vesting date of grant or 30 days (at a minimum) after you cease to be an employee of the Company. In addition to the foregoing principal terms, your Option will include such other terms and conditions that are customarily included in options granted to employees of the Company.

            As a condition of commencing your employment with Ixia, you will be required to sign Ixia's standard "Confidentiality and Non-Disclosure Agreement and Assignment of Rights" (a copy of which is enclosed herewith). In addition, due to immigration law requirements, it will be necessary for you to complete an Employee Eligibility Form (I-9). In connection therewith, we will need two forms of identification (e.g., valid driver's license, original social security card, birth certificate and/or passport).

            As with every Ixia employee, you reserve the right to terminate your employment at any time, and we reserve the right in our discretion to terminate your employment with immediate effect, for any reason or no reason, and without any liability for compensation or damages. We hope, however, that this will be a long and mutually beneficial relationship.
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            This letter contains our entire understanding with respect to your employment with Ixia and supersedes all prior or contemporaneous representations, promises, discussions or agreements with respect to the subject matter hereof, whether written or oral, and whether made to you or with you by any employee, director or officer of, or any other person affiliated with, Ixia or any actual or perceived agent thereof. Ixia reserves the right to make reasonable minor changes to the terms and conditions of employment of all its employees (including you); such changes shall be notified by way of a general notice to all employees and shall take effect from the date of the notice (unless such other effective date is specified in the notice). Subject thereto, the provisions of this letter may be amended, modified, supplemented or waived only by a writing specifically identifying this letter and signed by each party hereto. If you have any questions about the meaning of any of the terms or provisions included herein, please let me know at your earliest convenience.

            This letter and the rights and obligations of the parties hereto shall be governed and construed under the laws of the State of California.

            Alan, we look forward to working with you and believe that you can make a very significant, positive contribution to the success of Ixia. Our Company offers you an opportunity to put your experience, abilities, dedication, energy and creativity to excellent use. Welcome to the team!

            Please acknowledge your acceptance of this offer by signing and dating the enclosed copy of this letter where indicated below and returning such signed copy to me for receipt no later than July 31, 2003.

                                           Sincerely,

                                           /s/ Errol Ginsberg
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                                           Errol Ginsberg
                                           President and Chief Executive Officer

Acknowledged and Accepted:


/s/ Alan Amrod                             Start Date: August 12, 2003
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Date: July 30, 2003
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